Exhibit 99.1

The RealReal Reports Strong Preliminary Fourth Quarter and Full Year 2024 Results; Projects Profitable Growth for 2025; Completes Strategic Debt Exchange Strengthening its Financial Position

SAN FRANCISCO, February 10, 2025 — The RealReal (Nasdaq: REAL)—the world’s largest online marketplace for authenticated, resale luxury goods—today provided preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2024 and announced its entry into strategic debt exchange transactions with certain holders of its 1.00% Convertible Senior Notes due 2028 (the “2028 Notes”), reducing its total indebtedness by approximately $37 million and extending a significant portion of its 2028 maturities to 2031.

Preliminary Fourth Quarter and Full Year 2024 Financial Results

“I am pleased to report strong Q4 and full year 2024 preliminary results. Our growth playbook combined with operational excellence enabled us to deliver GMV and Adjusted EBITDA above our guidance range,” said Rati Levesque, President and Chief Executive Officer of The RealReal. “2024 marked an important inflection point for our business. We achieved positive Adjusted EBITDA for the year, and we’re just getting started.”

Gross Merchandise Value (GMV) and Adjusted EBITDA for the fourth quarter and full year are expected to exceed previously issued guidance ranges, as outlined in the table below.

	Q4 2024 Preliminary Results	Prior Q4 2024 Guidance
GMV	$503.5 million	$484.0 - $500.0 million
Total Revenue	$163.1 - $164.1 million	$158.0 - $165.0 million
Adjusted EBITDA	$10.7 – $11.2 million*	$6.5 - $9.5 million

	FY 2024 Preliminary Results	Prior FY 2024 Guidance
GMV	$1.829 billion	$1.810 - $1.826 billion
Total Revenue	$599.6 - $600.6 million	$595 - $602 million
Adjusted EBITDA	$9.0 - $9.5 million*	$4.7 - $7.7 million

*

Adjusted EBITDA is based on preliminary net loss ranges of $(68.8) million and $(68.3) million and $(134.5) million and $(134.0) for the three and twelve months ended December 31, 2024, respectively. Net loss includes an adjustment of $(59.0) million and $(68.2) million related to the change in fair value of our warrant liability for the three and twelve months ended December 31, 2024, respectively.

The Company’s preliminary financial results are based on the Company’s current estimate of its results for the quarter and full year ended December 31, 2024, and remain subject to change based on the completion of closing and review procedures and the execution of the Company’s internal controls over financial reporting.

First Quarter and Full Year 2025 Financial Outlook

Based on market conditions as of February 10, 2025, we are providing guidance for GMV, total revenue, and Adjusted EBITDA, which is a non-GAAP financial measure.

Ajay Gopal, Chief Financial Officer of The RealReal, said, “The RealReal has made tremendous headway on our growth and profitability goals. We look forward to continuing this momentum in 2025, expanding Adjusted EBITDA margin through the combination of our growth playbook and operational efficiencies driven by our data, technology, and AI capabilities.”

Gopal continued, “We delivered significant gross margin improvements in 2024 setting the stage for consistent and largely sustainable rates going forward. We will continue to stay focused on accelerating full year growth and delivering operating leverage. For full year 2025, we expect Adjusted EBITDA in the range of $20M to $30M, which demonstrates the power of this business model as we scale.”

Q1 2025 Guidance
GMV	$484 - $492 million
Total Revenue	$157 - $161 million
Adjusted EBITDA	$3.0 - $4.5 million

FY 2025 Guidance
GMV	$1.96 - $1.99 billion
Total Revenue	$645 - $660 million
Adjusted EBITDA	$20 - $30 million

We have not reconciled forward-looking Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including payroll tax expense on employee stock transactions, that are not within our control, or other components that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss).

Convertible Debt Exchange Announcement

On February 10, 2025, The RealReal consummated private, separately negotiated debt exchange transactions with holders representing in aggregate approximately 65% of its outstanding 2028 Notes, pursuant to which The RealReal will issue approximately $147 million principal amount of new 4.00% Convertible Senior Notes due 2031 (the “New Notes”) in exchange for approximately $183 million principal amount of its 2028 Notes (the “Exchange Transactions”), in transactions exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder. Certain financial information included in this release was provided to holders of the 2028 Notes in conjunction with the announcement of the Exchange Transactions.

As a result of the Exchange Transactions, the Company reduced its total indebtedness by approximately $37 million and extended a significant portion of its 2028 maturities.

“We are pleased to reduce our total indebtedness by approximately $37 million, adding to the $17 million reduction made in February 2024. This represents another milestone as we rebalance our debt maturity cycle, strengthen our financial position, enhance our capital structure flexibility, and continue executing on our strategic pillars,” said Levesque.

Moelis & Company LLC is serving as financial advisor, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to The RealReal in connection with the Exchange Transactions.

The RealReal Fourth Quarter and Full Year 2024 Earnings Call

The Company will release its actual financial results for the fourth quarter and full year ended December 31, 2024, after the market closes on February 20, 2025. The RealReal will host a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review its financial results. A live webcast of the conference call will be available online at investor.therealreal.com. The archived webcast will be available shortly after the call at the same location. To access the conference call by phone, participants will need to register to obtain a dial-in phone number and an access code. Register for the call using this link.

About The RealReal Inc.

The RealReal is the world’s largest online marketplace for authenticated, resale luxury goods, with 37 million members. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have hundreds of in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by thousands of brands across numerous categories—including women’s and men’s fashion, fine jewelry and watches, art and home—in support of the circular economy. We make selling effortless with free virtual appointments, in-home pickup, drop-off and direct shipping. We handle all of the work for consignors, including authenticating, using AI and machine learning to determine optimal pricing, photographing and listing their items, as well as shipping and customer service.

Investor Relations Contact:

Caitlin Howe

IR@therealreal.com

Press Contact:

Mallory Johnston

PR@therealreal.com

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “target,” “contemplate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating and financial results, including our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of recent geopolitical events, including the conflict between Russia and Ukraine and the Israel-Hamas war, and uncertainty surrounding macro-economic trends, the debt exchange, financial guidance, anticipated growth in 2025, the anticipated impact of generative AI, and long-range financial targets and projections. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, inflation, macroeconomic uncertainty, geopolitical instability, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations, labor shortages and other reasons.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations website at https://investor.therealreal.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Non-GAAP Financial Measures

To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures, including GMV and Adjusted EBITDA. We have provided a reconciliation of adjusted EBITDA to the most directly comparable GAAP financial measure in this release.

We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.

We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, CEO separation benefit, and transition costs, employer payroll tax expense on employee stock transactions, legal settlement charges, restructuring, warehouse fire costs (net), gain on extinguishment of debt, change in fair value of warrant liabilities and certain one-time expenses. The employer payroll tax expense related to employee stock transactions is tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax expense on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax expense will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

	Three Months Ended December 31, 2024		Year Ended December 31, 2024
	Low Estimate	High Estimate	Low Estimate	High Estimate
	(in thousands)
Adjusted EBITDA Reconciliation:
Net loss	$(68,762)	$(68,262)	$(134,510)	$(134,010)
Add (deduct):
Depreciation and amortization	8,294	8,294	33,100	33,100
Interest income	(1,671)	(1,671)	(7,943)	(7,943)
Interest expense	5,916	5,916	21,384	21,384
Provision for income taxes	98	98	276	276

EBITDA	(56,125)	(55,625)	(87,693)	(87,193)
Stock-based compensation expense	6,502	6,502	29,082	29,082
CEO separation benefit and transition costs(1)	782	782	782	782
Payroll taxes on employee stock transactions	121	121	371	371
Legal settlement	—	—	600	600
Restructuring charges	—	—	196	196
Gain on extinguishment of debt	—	—	(4,177)	(4,177)
Change in fair value of warrant liability(2)	58,958	58,958	68,167	68,167
One time expenses(3)	462	462	1,672	1,672

Adjusted EBITDA	$10,700	$11,200	$9,000	$9,500

(1)	The CEO separation benefits and transition costs for the year ended December 31, 2024 consist of severance and benefits payable to John Koryl pursuant to his separation agreement.
(2)

The change in fair value of warrant liability for the year ended December 31, 2024 reflects the remeasurement of the warrants issued by the Company in connection with the Note Exchange in February 2024.

(3)

One time expenses for the year ended December 31, 2024 consists of vendor services settlement and estimated losses, net of estimated insurance recoveries related to the fire at one of our New Jersey authentication centers.